UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2013

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 President's Incentive Plan (2013 PIP), 2013 Executive Incentive Plan (2013 EIP), and the 2013-2015 Executive Performance Unit Plan (2013 EPUP). On March 20, 2013, the Federal Housing Finance Agency informed the Bank of its non-objection to the Board-approved 2013 PIP, the 2013 EIP, and the 2013 EPUP. The incentive compensation plans are designed to provide incentive compensation opportunities to the Bank's officers for accomplishing Bank goals that are approved by the Board, as well as individual goals.

The 2013 PIP is solely for the Bank's president, a named executive officer. The 2013 EIP, which includes the Bank's other named executive officers, is for any Bank executive vice president and senior vice president, except the Bank's internal audit director. Awards under the 2013 PIP and the 2013 EIP are to be based on the total weighted achievement level of Bank goals and individual goals during 2013. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination will be at the discretion of the Board. Awards, if any, under the 2013 PIP and the 2013 EIP are to be paid following Board approval, and completion of any required regulatory review.

For the 2013 PIP and the 2013 EIP, awards are based and calculated on total weighted achievement levels ranging from 75% of target (threshold) to 150% of target (far exceeding target goal). If the total weighted achievement level of Bank and individual goals is between 75% and 150% of target, the range of awards as a percentage of base salary is 20% to 50% for the plan participants. Achievement below the threshold total weighted achievement level normally will not result in an incentive award.

The 2013 EPUP is for the Bank's president, executive vice president, and senior vice presidents (except the Bank's internal audit director), including the named executive officers. A new three-year performance period is established each year, so that there are three separate EPUPs in effect at one time. Awards under each EPUP are based on the relevant three-year performance period. The performance period for the 2013 EPUP is 2013 through 2015.

For the 2013 EPUP, awards are based and calculated on total weighted achievement levels ranging from 75% of target (threshold) to 150% of target (far exceeding target goal). If the total weighted achievement level of Bank goals is between 75% and 150% of target, the range of awards as a percentage of 2013 base salary is 20% to 50% for the plan participants. Achievement below the threshold total weighted achievement level normally will not result in an incentive award. Awards, if any, are to be paid following Board approval after the end of the three-year performance period and completion of any required regulatory review.

For all three plans (2013 PIP, 2013 EIP and 2013 EPUP), the Board has discretion to modify any and all goals, achievement levels, and incentive payments to account for matters not specifically addressed in the plan, subject to review by the Federal Housing Finance Agency. Incentive compensation reductions may be made, but are not limited to the following circumstances: (i) if errors or omissions result in material revisions to the Bank's financial results, information submitted to a regulatory or a reporting agency, or information used to determine incentive compensation payouts; (ii) if information submitted to a regulatory or a reporting agency is untimely; or, (iii) if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: March 26, 2013	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer